Exhibit 10.7

FTI Consulting
Phillips Point West Tower, Suite 1500
777 South Flagler Drive
West Palm Beach, FL 33401
main 561.515.1900

Personal and Confidential
www.fticonsulting.com

June 2, 2010

Mr. Eric B. Miller

4325 Wickford Road

Baltimore, MD 21210

Dear Eric:

We are delighted to extend to you the following Second Amended Offer of Employment at FTI Consulting, Inc. (the “Company”). The terms of your employment will be as follows:

Position - Executive Vice President, General Counsel and Chief Ethics Officer.

Base Salary - $750,000 per year.

Bonus Opportunity - You will participate in the Section 162(m) bonus program for senior executive officers, with bonus opportunities set annually upon achievement of corporate and individual goals. You will also participate in other bonus programs offered generally to senior executives.

Severance Protection - In the event that you are terminated without Cause or terminate your employment for Good Reason, you will be entitled to a cash payment of (i) your then current base salary plus (ii) $700,0000 (the “Severance Payment”). In the event that you are terminated without Cause or terminate your employment for Good Reason coincident with or during the 12-month period after a Change of Control, you will be entitled to a cash payment equal to two times (2X) the Severance Payment.

Leased Automobile - You will be provided a three-year leased automobile of your choice, with a monthly lease payment of up $1,000 per month, subject to the Company’s policy and practices regarding leased automobiles. The Company may review and revise its policy and practices from time to time, and if should this benefit be terminated, reasonable alternatives will be proposed.

Paid Time Off - You will be entitled to five weeks of paid time off annually. Paid time off is not an accrued benefit and unused time is not rolled over from year to year or paid out upon employment termination.

Benefits - You will be eligible for standard employee benefits as described in the Company’s Employee Benefit Summary.

Mr. Eric B. Miller

June 2, 2010

Principal Place of Employment - Baltimore, MD. In the event you are required to move your principal place of employment to a location other than Baltimore, MD - Washington, DC metro area, you will be entitled to terminate your employment for Good Reason.

Employment at Will - You will be an employee-at-will. Employment may be terminated by either party for any reason at any time, with or without cause.

Definitions - For purposes of this Amended Offer of Employment, Cause, Good Reason and Change of Control are defined as provided in the Company’s employment agreements with its Chief Executive Officer, except that Change of Control shall not constitute Good Reason.

We are very enthusiastic about your continued employment. In the position of Executive Vice President, General Counsel and Chief Ethics Officer, you will report directly to the Company’s CEO.

Yours truly,

/S/ JACK B. DUNN, IV

Jack Dunn
President &
Chief Executive Officer

Accepted and Agreed:

/S/ ERIC B. MILLER	6/3/2010
Eric B. Miller	Date